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                                                                   Exhibit 7(ee)

                                LETTER AGREEMENT

February 21, 2006

Ms. Jean Carr
Associate Counsel
State Street Bank and Trust Company
Global Investor Services Group
2 Avenue de Lafayette LCC2S
Boston, Massachusetts 02111

Dear Ms. Carr:

This letter is to notify you that Janus Aspen Series (the "Trust") has changed the name of (1) Risk-Managed Core Portfolio to Janus Aspen INTECH Risk-Managed Core Portfolio, and (2) Risk-Managed Growth Portfolio to Janus Aspen INTECH Risk-Managed Growth Portfolio (together, the "Portfolios"), effective May 1, 2006. The Trust requests confirmation that all references to "Risk-Managed Core Portfolio" and "Risk-Managed Growth Portfolio" in the Amended and Restated Custodian Contract dated August 1, 2005, between the Trust and State Street Bank and Trust Company ("State Street") (the "Custodian Contract") be replaced with "Janus Aspen INTECH Risk-Managed Core Portfolio" and "Janus Aspen INTECH Risk-Managed Growth Portfolio," respectively, and that State Street will continue to act as custodian for the Portfolios under the terms of the Custodian Contract.

Please indicate your acceptance of the foregoing by executing two copies of this letter, returning one copy to the Trust and retaining one copy for your records.

JANUS ASPEN SERIES

By: /s/ Kelley Abbott Howes
    -----------------------------
    Kelley Abbott Howes
    President and Chief Executive Officer

STATE STREET BANK AND TRUST COMPANY

By: /s/ Joseph L. Hooley
    -------------------------------

Agreed to this 17th day of March, 2006.